Exhibit 99.1

FOR IMMEDIATE RELEASE
COREPOINT LODGING REPORTS THIRD QUARTER 2019 RESULTS
IRVING, Texas - November 13, 2019 - CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper midscale segments, today reported operational and financial results for the third quarter ended September 30, 2019.
Third Quarter 2019 and Subsequent Highlights

•	Net loss of $12 million, or $0.22 loss per fully diluted share

•	Comparable RevPAR of $60.06, a decrease of 6.3% from the same period in 2018 with 542 basis points of RevPAR Index market share decline

•	Adjusted EBITDAre of $38 million

•	Adjusted FFO attributable to common stockholders of $28 million, or $0.49 per fully diluted share

•
Sold 18 non-core hotels for a combined gross sales price of $70 million. Subsequent to quarter end, sold 12 non-core hotels for a combined gross sales price of approximately $42 million, resulting in a total of 36 hotels sold to date in 2019 for a combined gross sales price of approximately $136 million

•
An additional 25 hotels are under contract with qualified buyers, expected to generate approximately $115 million of gross proceeds, that the Company expects to close by the end of the first quarter of 2020

•
Repurchased 0.4 million shares of common stock at an average price of $9.54 per share. To date in 2019, the Company has repurchased 2.6 million shares of common stock for an aggregate purchase price of approximately $29 million

•
Subsequent to quarter end, CorePoint resolved the management dispute with its third-party manager. The settlement results in cash payments to CorePoint totaling approximately $37 million, agreement on what the Company believes are critical revenue management and other booking functionalities to be re-established at the manager’s expense, agreement on objective franchise transfer approval criteria related to asset sales, and clarification and enhancement of financial reporting procedures, deliverables and related timelines

•	Third quarter dividend of $0.20 per share of common stock was paid on October 15, 2019 to holders of record on September 30, 2019

“The resolution of the core issues of our dispute with Wyndham was an important first step in addressing the underperformance of our hotels that has existed since early 2019,” said Keith Cline, President and Chief Executive Officer of CorePoint. “We are pleased they have agreed to re-establish key revenue management and other booking tools at their sole expense and proactively address the declines in comparable RevPAR and market share we are experiencing by changing certain in-place systems, processes and resource allocation. While the current cyclical environment remains challenging and is reflected in the adjustments to our outlook, we are actively engaged with our third-party manager to drive better performance through asset management initiatives.”

Mr. Cline added, “Our top capital allocation priorities are to take advantage of the significant disconnect between public and private market valuations to create value through the disposition of our non-core properties and deploy the proceeds primarily to pay down debt. We have made tremendous progress with our non-core disposition strategy to date in 2019 with a total of 36 hotels sold for gross sales proceeds of $136 million at strong valuations accretive to our trading multiple and in excess of our initial expectations.”

Selected Statistical and Financial Data
(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net loss (1)	$(12)	$(13)	7.7%	$(58)	$(76)	23.7%
Loss from continuing operations, net of tax (1)	$(12)	$(13)	7.7%	$(58)	$(51)	(13.7%)
Total Revenues (1)	$215	$234	(8.1%)	$642	$663	(3.2%)

Pro Forma Adjusted EBITDAre (2)	$38	$55	(30.9%)	$127	$150	(15.3%)
Pro Forma Adjusted FFO attributable to common stockholders (2)	$28	$37	(24.3%)	$81	$101	(19.8%)

Comparable Occupancy (3)	67.2%	69.7%	(250) bps	66.8%	67.1%	(30) bps
Comparable ADR (3)	$89.36	$91.87	(2.7%)	$89.33	$91.81	(2.7%)
Comparable RevPAR (3)	$60.06	$64.07	(6.3%)	$59.66	$61.62	(3.2%)
Comparable Hotel Pro Forma Adjusted EBITDAre margin (2)(3)	21.1%	26.3%	(520) bps	23.0%	25.7%	(270) bps
____________________

(1)
For the nine months ended September 30, 2018, historical balance reflects, for accounting and financial reporting purposes, La Quinta Holdings Inc. (“La Quinta”) as being spun-off from CorePoint as of January 1, 2018. With this presentation, the La Quinta franchise and management business is reported as discontinued operations.

(2)
For the nine months ended September 30, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” below and tables attached to this press release for a discussion and reconciliation of the Pro Forma financial information and adjusted results of operations.

(3)	Comparable Hotels includes 276 hotels of the total 290 hotels owned as of September 30, 2019.
Third Quarter 2019 Financial and Operating Results
The Company reported net loss of $12 million, or $0.22 loss per fully diluted share, for the quarter ended September 30, 2019, compared to net loss of $13 million, or $0.22 loss per fully diluted share, for the quarter ended September 30, 2018. Decreases in year-over-year revenues were primarily offset by gains on sales of real estate and on casualty and other, net in the third quarter of 2019.
Comparable RevPAR for the third quarter of 2019 decreased 6.3% over the same period of 2018 with 542 basis points of RevPAR Index market share decline. The decline in comparable RevPAR was driven by a 2.7% decrease in comparable ADR and 250 bps decrease in comparable Occupancy. Top performing markets included Denver, Las Vegas, Long Island and Phoenix.
Adjusted EBITDAre for the third quarter of 2019 was $38 million as compared to $55 million for the same period in 2018. The year-over-year decrease was primarily due to decreases in rooms revenue during the third quarter of 2019. Excluding the effect of hotels sold over the trailing twelve months ended September 30, 2019 and excluding the effect of the five properties that experienced displacement from Hurricane Dorian in the third quarter, Adjusted EBITDAre for the third quarter would have decreased by approximately $13 million year-over-year.
Dispositions
In the third quarter of 2019, the Company sold 18 hotels, totaling 2,171 rooms for a total gross sales price of approximately $70 million. Of these properties sold, three were located in Houston, Texas, two were located in Birmingham, Alabama, two were located in New Orleans, Louisiana, and one in each of the following locations: Mobile, Alabama; Gurnee, Illinois; Jackson, Tennessee; Memphis, Tennessee; Abilene, Texas; Milford, Massachusetts; Corpus Christi, Texas; Gainesville, Florida; Lafayette, Louisiana; Baton Rouge, Louisiana; and Victoria, Texas. A portion of the net proceeds from these sales, totaling $42 million, was used to repay debt outstanding on the CMBS loan.
Subsequent to quarter end, the Company sold 12 hotels, including a non-operational hotel, totaling 1,219 rooms for a total gross sales price of approximately $42 million. Of these properties sold, two were located in Indianapolis, Indiana, two were located in Columbus, Georgia, two were located in Columbus, Ohio, and one in each of the following locations: Columbia, South

Carolina; Sherman, Texas; Pinellas Park, Florida; Cincinnati, Ohio; Tyler, Texas; and Brunswick, Georgia. A portion of the net proceeds from these sales, totaling $18 million, was used to repay debt outstanding on the CMBS loan.
As of November 13, 2019, the Company has 25 hotels under contract with qualified buyers, expected to generate approximately $115 million of gross proceeds, that the Company expects to close by the end the first quarter of 2020. There can be no assurance as to the timing of any future sales or whether such sales will be completed at all.
Capital Investments
The Company has invested approximately $14 million in the third quarter of 2019 in capital improvements. All of the 54 hotels in our strategic repositioning program have now completed the construction phase of their renovations.
Balance Sheet and Liquidity
As of September 30, 2019, the Company had total cash and cash equivalents of $64 million, excluding lender escrows of approximately $16 million, and no borrowings on its $150 million revolving credit facility.
At the end of the third quarter of 2019, the Company had total debt principal outstanding of $973 million, which consisted of the following:
(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)	L + 2.75%	June 2025	$973
Revolving Credit Facility (2)	L + 4.50%	May 2021	—
Total Principal Debt			$973
____________________

(1)
Maturity date assumes the exercise of all borrower extension options. Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. The CMBS loan is 20% pre-payable without penalty and will become 100% pre-payable without penalty in November 2019. Amount shown represents gross principal balance outstanding.

(2)
$150 million revolving credit facility. Maturity date assumes the exercise of all borrower extension options. Initial maturity date is May 2020, with borrower option to extend the initial maturity date for one term of one-year.

Share Repurchase Program
On March 21, 2019, our Board of Directors authorized a $50 million share repurchase program.
During the third quarter of 2019, the Company repurchased 0.4 million shares of its common stock at an average price of $9.54 per share. To date in 2019, the Company has repurchased 2.6 million shares of its common stock at an average price of $11.34 per share for an aggregate purchase price of approximately $29 million. The Company has approximately $21 million of remaining authorized capacity under its existing $50 million share repurchase program.
Under the program, the Company may purchase shares in the open market, in privately negotiated transactions or in such other manner as determined by it, including through repurchase plans complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The amount and timing of any repurchases made under the share repurchase program will depend on a variety of factors, including available liquidity, cash flow and market conditions. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.
Dividends
On August 13, 2019, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the third quarter of 2019. The third quarter dividend was paid on October 15, 2019 to stockholders of record as of September 30, 2019.
On November 13, 2019, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the fourth quarter of 2019. The fourth quarter dividend will be paid on January 15, 2020 to stockholders of record as of December 30, 2019. All future dividends will be at the sole discretion of CorePoint’s Board of Directors.

Insurance Claims Update
All properties impacted by the 2017 and 2018 hurricanes, except for the Company’s property in Panama City, Florida, are open. The Company expects this hotel to be open by the end of 2019.
CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss. Through September 30, 2019, the Company has received approximately $22 million in total business interruption insurance proceeds, which includes approximately $3 million received during the third quarter of 2019 that is excluded from Adjusted EBITDAre.
During the third quarter of 2019, Hurricane Dorian impacted five of the Company’s hotels in South Carolina and Virginia. The Company expects all of these hotels to be fully open by the end of the first quarter of 2020. The Company expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.
Settlement Agreement with Wyndham Hotels & Resorts

On October 23, 2019, CorePoint announced a resolution of the previously disclosed notice of default CorePoint provided under its management agreements to its sole property manager, LQ Management L.L.C., an affiliate of Wyndham Hotels & Resorts (NYSE: WH), and other claims made by both parties under existing agreements.

Highlights of the settlement (the “Wyndham Settlement”):

•
Reestablishment of certain revenue management software and tools, call center technologies and the administration of corporate and group bookings at least reasonably equivalent to the legacy systems, including:

•	Implementation of an enhanced dynamic best available rate-setting tool

•	An enhanced direct billing system for corporate and group clients

•	The deployment of certain legacy booking tools

•	A settlement payment to CorePoint of approximately $20 million

•	A payment to CorePoint of approximately $17 million of cash purchase price which had been temporarily retained in connection with previously disclosed tax matters agreement

•	Mutual agreement on franchise transfer approval criteria related to asset sales

•	Clarification and enhancement of financial reporting procedures, deliverables and related timelines

For more information regarding the settlement, see the Company’s Current Report on Form 8-K that was filed on October 23, 2019 with the SEC.
Tax Matters Agreement Update
As previously disclosed, in connection with the spin-off and La Quinta merger transaction, the parties agreed to set a reserve amount to pay certain taxes that were due as a result of the spin-off and related transactions.  Subsequent to quarter end, the parties finalized the outstanding tax matters, resulting in a payment to CorePoint of approximately $17 million to be paid in November 2019.

Outlook
CorePoint has updated its full-year 2019 outlook as follows:

($ in millions, except per share data)

Metric	Prior Outlook (8/13/19)	Current Outlook
Comparable RevPAR Growth	(4.5)% to (2.5)%	(5.0)% to (4.0)%
Adjusted EBITDAre	$150 to $160	$142 to $148
Adjusted FFO per diluted share	$1.52 to $1.67	$1.40 to $1.50

The current Adjusted EBITDAre outlook vs. prior outlook (at midpoint) is as follows:

($ in millions)

Prior outlook (8/13/2019)	$155
EBITDAre from asset sales (1)	(2)
EBITDAre from Hurricane Dorian property displacement (2)	(2)
EBITDAre outlook revision (3)	(6)
Current 2019 outlook	$145
____________________

(1)	Represents the reduction in Adjusted EBITDAre due to the assets sold between August 14, 2019 and November 13, 2019.

(2)
Represents the reduction in Adjusted EBITDAre due to Hurricane Dorian property displacement in 2019 at two properties located in Virginia Beach, Virginia, two properties located in Myrtle Beach, South Carolina, and one property located in Charleston, South Carolina. The Company expects to recover a majority of operating losses through business interruption proceeds.

(3)
Includes continued impact of revenue disruption following the transition and integration of our hotels in April 2019 and reflects a weaker macro lodging environment. Represents a reduction in the following outlook midpoints: hurricane impacted hotels by $2 million, repositioning impacted hotels by $2 million, and the remaining portfolio by $2 million. The current 2019 outlook excludes all amounts related to the Wyndham Settlement.

This outlook assumes approximately $20 million for 2019 corporate general and administrative expenses, excluding stock-based compensation and severance expense.
This outlook is based on management’s current view of both the operating and economic environment of the Company’s existing portfolio and does not take into account any unanticipated developments in its business, changes in its operating environment, or any unannounced hotel acquisitions, closed dispositions or capital markets activity, including share repurchases. The Company’s achievement of anticipated full-year 2019 operating results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the SEC.
Earnings Call and Webcast
The Company will host a quarterly conference call for investors and other interested parties later today beginning at 5:00 p.m. Eastern Time.
The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 4676245. Participants may also access the call via website by visiting our investors website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on November 13, 2019 through 8:00 p.m. Eastern Time on November 20, 2019. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 4676245.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements regarding our expectations with respect to our non-core property disposition strategy and with respect to the Wyndham Settlement, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements, including, without limitation, the statements in the “Outlook” section of this press release. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to our spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham Worldwide Corporation; business and financial risks inherent to the lodging industry; macroeconomic and other factors beyond our control; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of La Quinta and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our acquisition, redevelopment, repositioning, renovation and re-branding activities, as well as our disposition activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of our hotel franchisors’, managers’ or our own technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, including in connection with the migration from the La Quinta platform to the Wyndham platform, and other technology programs and system upgrades; and our substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, as such factors may be updated from time to time in our periodic filings with the SEC. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Pro Forma Adjusted FFO, Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, Pro Forma Comparable Hotel Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre margin, and Pro Forma Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) for historical periods.
A reconciliation of anticipated full-year 2019 Adjusted EBITDAre and Adjusted FFO per diluted share to the closest GAAP financial measures is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for impairment charges, gains or losses on sales of assets, and the timing and magnitude of other amounts in the reconciliation of historic numbers. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Pro Forma Financial Information

Certain financial measures and other information have been adjusted for CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the pre-spin periods presented. When presenting such information, the amounts are identified as “Pro Forma.” The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.
About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels. CorePoint owns a geographically diverse portfolio in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of La Quinta branded hotels. For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Becky Roseberry
SVP - Finance
214-501-5535
investorrelations@corepoint.com

CorePoint Lodging Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	September 30, 2019	December 31, 2018
Assets:
Real estate
Land	$670	$694
Buildings and improvements	2,549	2,562
Furniture, fixtures, and other equipment	368	387
Gross operating real estate	3,587	3,643
Less accumulated depreciation	(1,457)	(1,386)
Net operating real estate	2,130	2,257
Construction in progress	15	43
Total real estate, net	2,145	2,300

Right of use assets	25	—
Cash and cash equivalents	64	68
Accounts receivable	35	33
Other assets	54	54
Total Assets	$2,323	$2,455

Liabilities and Equity:

Liabilities:
Debt, net	$963	$1,014
Mandatorily redeemable preferred shares	15	15
Accounts payable and accrued expenses	99	99
Dividends payable	11	12
Other liabilities	45	11
Deferred tax liabilities	6	7
Total Liabilities	1,139	1,158
Commitments and contingencies
Equity:
Common stock, $0.01 par value; 1.0 billion shares authorized; 57.3 million and 59.5 million shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in-capital	953	974
Retained earnings	228	319
Noncontrolling interest	2	3
Total Equity	1,184	1,297
Total Liabilities and Equity	$2,323	$2,455

CorePoint Lodging Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Rooms	$210	$230	$629	$650
Other	5	4	13	13
Total Revenues	215	234	642	663
Operating Expenses:
Rooms	99	102	294	287
Other departmental and support	34	33	93	92
Property tax, insurance and other	19	17	55	52
Management and royalty fees	22	23	64	32
Corporate general and administrative	9	10	31	73
Depreciation and amortization	47	39	137	115
Gain on sales of real estate	(14)	—	(16)	—
(Gain) loss on casualty and other, net	(1)	3	(5)	5
Total Operating Expenses	215	227	653	656
Operating Income (Loss)	—	7	(11)	7
Other Income (Expense)
Interest expense	(17)	(17)	(53)	(48)
Other income, net	3	2	10	6
Loss on extinguishment of debt	—	—	—	(10)
Total Other Expenses	(14)	(15)	(43)	(52)
Loss from Continuing Operations before income taxes	(14)	(8)	(54)	(45)
Income tax benefit (expense)	2	(5)	(4)	(6)
Loss from Continuing Operations, net of tax	(12)	(13)	(58)	(51)
Loss from discontinued operations, net of tax	—	—	—	(25)
Net loss	$(12)	$(13)	$(58)	$(76)

Weighted average common shares outstanding - basic and diluted	56.5	58.5	57.4	58.3

Loss per share:
Basic and diluted loss per share from continuing operations	$(0.22)	$(0.22)	$(1.02)	$(0.87)
Basic and diluted from discontinued operations	—	—	—	(0.43)
Basic and diluted loss per share	$(0.22)	$(0.22)	$(1.02)	$(1.30)

RECONCILIATIONS

Prior to the consummation of CorePoint’s spin-off from LaQuinta on May 30, 2018, CorePoint had no material business transactions or activities. In connection with the spin-off, La Quinta conveyed its owned real estate assets and certain related assets and liabilities to CorePoint and CorePoint completed certain debt financing transactions.

The unaudited Pro Forma financial data for the nine months ended September 30, 2018 are presented as if the spin-off and related transactions all had occurred on January 1, 2018. The unaudited Pro Forma combined financial information excludes items that are not expected to have a continuing effect on the Company. Adjustments include CorePoint’s historical debt and related balances and interest expense to give net effect to the financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure, and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the pre-spin periods presented. The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, the unaudited Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provide a reconciliation of the Pro Forma financial information, for the Company to the Company’s historical information, a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to Net Income, both on a Pro Forma and historical basis and a reconciliation of FFO and Adjusted FFO to Net Income, both on a Pro Forma and historical basis. We believe this financial information provides meaningful supplemental information because it reflects the portion of the La Quinta business that was conveyed to CorePoint and the ongoing effects of the other spin-off related transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA,” “EBITDAre,” “Adjusted EBITDAre,” “Comparable Hotel Adjusted EBITDAre,” “FFO” and “Adjusted FFO,” including Pro Forma adjusted amounts for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. We believe EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures. We calculate EBITDA excluding discontinued operations. EBITDA is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“EBITDAre.” We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines EBITDAre as EBITDA adjusted for gains or losses on the disposition of properties, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period.

“Adjusted EBITDAre.” Adjusted EBITDAre is calculated as EBITDAre adjusted for certain items, such as restructuring and separation transaction expenses, acquisition transaction expenses, stock-based compensation expense, severance expense, discontinued operations, and other items not indicative of ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;

•	do not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•	do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDAre and Adjusted EBITDAre do not include gains or losses on the disposition of properties which may be material to our operating performance and cash flow;

•
do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;

•
although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a replacement to net income presented in accordance with GAAP, discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of the hotel’s profitability. The Company presents Pro Forma Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Pro Forma Comparable Hotel Adjusted EBITDAre to pro forma total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present Nareit FFO attributable to common stockholders and Nareit FFO per diluted share (as defined below) as non-GAAP measures of our performance. We calculate funds from operations (“FFO”) attributable to common stockholders for a given operating period in accordance with standards established by Nareit, as net income or loss (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe Nareit FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do. We calculate Nareit FFO per diluted share as our Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to common stockholders when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust Nareit FFO attributable to common stockholders for the following items, and refer to this measure as Adjusted FFO attributable to common stockholders: transaction expense associated with the potential disposition of or acquisition of real estate or businesses, severance expense, share-based compensation expense, litigation gains and losses outside the ordinary course of business, amortization of deferred financing costs, reorganization costs and separation transaction expenses, loss on early extinguishment of debt, straight-line ground lease expense, casualty losses, deferred tax expense and other items that we believe are not representative of our current or future operating performance.

Nareit FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Nareit FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. Nareit FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining Nareit FFO. Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, Nareit FFO should be reviewed in connection with GAAP measurements. We believe our presentation of Nareit FFO is in accordance with the Nareit definition; however, our Nareit FFO may not be comparable to amounts calculated by other REITs.

PRO FORMA ADJUSTED EBITDAre NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(12)	$(13)	$(58)	$(76)
Interest expense	17	17	53	48
Income tax (benefit) expense	(2)	5	4	6
Depreciation and amortization	47	39	137	115
Loss from discontinued operations, net of tax	—	—	—	25
EBITDA	50	48	136	118
Gain on sales of real estate	(14)	—	(16)	—
(Gain) loss on casualty and other, net	(1)	3	(5)	5
EBITDAre	35	51	115	123
Equity-based compensation expense	2	3	6	5
Severance expense, including related equity-based compensation expense	—	—	6	—
Spin-Off and reorganization expenses	2	2	4	40
Loss on extinguishment of debt	—	—	—	10
Other income, net	(1)	(1)	(4)	(1)
Adjusted EBITDAre	38	55	127	177
Pro forma adjustments (1)	—	—	—	(27)
Pro Forma Adjusted EBITDAre	$38	$55	$127	$150
 ____________________

(1)
Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, and adjustments to reflect the effects of hotels disposed of during the pre-spin periods presented.

Additional information:

•
Adjusted EBITDAre for the three and nine months ended September 30, 2019 has been adjusted to exclude business interruption insurance proceeds of $3 million and $10 million, respectively, collected and included as income in net loss. Adjusted EBITDAre for the three and nine months ended September 30, 2018 has been adjusted to exclude business interruption insurance proceeds of $2 million, collected and included as income in net loss.

•
For the three months ended September 30, 2019, the Company sold 18 properties for a gross sales price of $70 million. The resulting gain was $14 million. For the nine months ended September 30, 2019, the Company sold 24 properties for a gross sales price of $94 million. The resulting gain was $16 million. For the nine months ended September 30, 2018, the Company sold two hotels for gross proceeds of $7 million. The GAAP reported gains on sale for both periods, which are included in net loss, has been excluded in the calculations of EBITDAre and Adjusted EBITDAre.

•
The Company expects to receive $20 million from Wyndham beginning in the fourth quarter of 2019 as part of the Wyndham Settlement to offset declines incurred due to the disruptions related to changes in revenue management and other booking tools and processes by our manager beginning the second quarter of 2019. The Company has collected approximately $10 million of this amount to date in the fourth quarter of 2019.

PRO FORMA ADJUSTED HOTEL ADJUSTED EBITDA AND TOTAL REVENUES
NON-GAAP RECONCILIATION(1)
(unaudited, in millions)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Pro Forma Adjusted EBITDAre	$38	$55	$127	$150
Corporate general and administrative expenses (2)	5	5	15	15
Pro Forma Hotel Adjusted EBITDAre	43	60	142	165
Impact of non-comparable hotels(3)	(1)	(4)	(7)	(9)
Pro Forma Comparable Hotel Adjusted EBITDAre(4)	$42	$56	$135	$156

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Total Revenues	$215	$234	$642	$663
Pro forma adjustments (5)	—	—	—	2
Pro Forma Total Revenues	215	234	642	665
Impact of non-comparable hotels(3)	(16)	(21)	(55)	(57)
Pro Forma Comparable Hotel Revenues(4)	$199	$213	$587	$608
____________________

(1)
For the nine months ended September 30, 2018, amounts are calculated on a pro forma basis. Refer to “Pro Forma Financial Information” above and preceding tables for a discussion and reconciliation of the Pro Forma financial information.

(2)	Includes adjustments to exclude the effects of corporate general and administrative costs.

(3)	Includes the impact of hotels sold and the 14 properties with casualty related displacements that are excluded from the Comparable Hotels.

(4)	Comparable Hotels includes 276 hotels of the total 290 hotels owned as of September 30, 2019.

(5)	Pro forma adjustments include adjustments for the pre-spin period to reflect the effects of hotels disposed and adjustments related to additional revenue from loyalty program reimbursements.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(12)	$(13)	$(58)	$(76)
Depreciation and amortization	47	39	137	115
Loss from discontinued operations, net of tax	—	—	—	25
Gain on sales of real estate	(14)	—	(16)	—
(Gain) loss casualty and other, net	(1)	3	(5)	5
Nareit defined FFO attributable to common stockholders	20	29	58	69
Equity-based compensation expense	2	3	6	5
Noncash income tax expense	1	—	—	—
Amortization expense of deferred financing costs	4	4	11	8
Severance expense, including related equity-based compensation expense	—	—	6	—
Spin-Off and reorganization expenses	2	2	4	40
Loss on extinguishment of debt	—	—	—	10
Other income, net	(1)	(1)	(4)	(1)
Adjusted FFO attributable to common stockholders	28	37	81	131
Pro forma adjustments (1)	—	—	—	(30)
Pro forma adjusted FFO attributable to common stockholders	$28	$37	$81	$101

Weighted average number of shares outstanding, diluted	57.5	59.6	58.4	59.1
Pro forma adjusted funds from operations per share, diluted	$0.49	$0.62	$1.39	$1.71
____________________

(1)
Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, adjustments to reflect the effects of hotels disposed of during the pre-spin periods presented, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments for CorePoint’s historical debt and related balances and interest expense (including the amortization of deferred financing costs) to give the net effect to financing transactions that were completed in connection with the spin-off.

Additional information:

•
Adjusted FFO attributable to common stockholders for the three and nine months ended September 30, 2019 has been adjusted to exclude business interruption insurance proceeds of $3 million and $10 million, respectively, collected and included in net loss. Adjusted FFO attributable to common stockholders for the three and nine months ended September 30, 2018 has been adjusted to exclude business interruption insurance proceeds of $2 million, collected and included as income in net loss.

•
For the three months ended September 30, 2019, we sold 18 properties for a gross sales price of $70 million. The resulting gain was $14 million. For the nine months ended September 30, 2019, we sold 24 properties for a gross sales price of $94 million. The resulting gain was $16 million. For the nine months ended September 30, 2018, we sold two hotel for gross proceeds of $7 million. The GAAP reported gains on sale for both periods, which are included in net loss, has been excluded in the calculations of Adjusted FFO attributable to common stockholders.

•
The Company expects to receive $20 million from Wyndham beginning in the fourth quarter of 2019 as part of the Wyndham Settlement to offset declines incurred due to the disruptions related to changes in revenue management and other booking tools and processes by our manager beginning the second quarter of 2019. The Company has collected approximately $10 million of this amount to date in the fourth quarter of 2019.

•
Weighted average shares were adjusted in the historical periods for the one for two stock split that occurred on May 30, 2018 and assumes that all shares were fully dilutive for the three and nine months ended September 30, 2019 and 2018. This presentation will differ from our GAAP diluted shares for the anti-dilutive effects when we report a net GAAP loss.

CERTAIN DEFINED TERMS
Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms rented in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.
“Occupancy” represents the total number of rooms rented in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity, which may be affected from time to time by our repositioning, property casualties and other activities. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include bad debt expense or other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for us.
RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room and other revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as management and royalty fees, credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability at our hotels than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.
“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.
“Comparable hotels” are defined as hotels that were active and operating in our system for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year; except for: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that become assets held for sale; or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy, and RevPAR. Management calculates comparable ADR, Occupancy, and RevPar using the same set of comparable hotels as defined above. Further, we report variances in comparable ADR, occupancy, and RevPAR between periods for the set of comparable hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 290 hotels in our portfolio as of September 30, 2019, 276 have been classified as comparable hotels.
HOTEL COUNT RECONCILIATION

Hotel Count
December 31, 2018	315
Hotels sold	(2)
March 31, 2019	313
Hotels sold (1)	(4)
Total casualty loss (2)	(1)
June 30, 2019	308
Hotels sold	(18)
September 30, 2019 (3)	290
Hotels sold subsequent to quarter end(4)	(11)
November 12, 2019	279

Total hotels sold (including 2 non-operational hotels)	36
____________________
(1) Includes one non-operational hotel
(2) Hotel incurred a total casualty loss, the remaining land parcel was sold subsequent to September 30, 2019
(3) Includes the 14 properties with casualty related displacements that are excluded from the Comparable Hotels
(4) Excludes the land parcel sold subsequent to September 30, 2019